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FORM 4             U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
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[_] Check this box if no
    longer subject to Section
    16.  Form 4 or Form 5
    obligations may continue.
    See Instruction 1(b).

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1934 or Section 30(f) of the
                        Investment Company Act of 1940

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
   1.  Name and Address of Reporting Person  2.  Issuer Name and Ticker or Trading Symbol      6.  Relationship of Reporting
                                                                                                       Person to Issuer
                                                                                                    (Check all applicable)
       Sackner      Marvin         A.            Non-Invasive Monitoring Systems, Inc. (NIMU)
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       (Last)       (First)     (Middle)     3.  IRS or Social Security     4.  Statement for      X  Director       X  10% Owner
                                                 Number of Reporting Person,        Month/Year    ---               ---
                                                 if an Entity (Voluntary)
                                                                                        3/99
  1666 Kennedy Causeway Avenue, Suite 400    5.                                                    X Officer (give  ___  Other
                                                                                                  ---
                                                                                                  title below) (specify below)
                                                                                                  Chairman of the Board;
                                                                                                  Medical Director
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                    (Street)                 6.                             7.  If Amendment,  7. Individual or Joint/Group Filing
                                                                                Date of
                                                                                Original       8. (Check applicable line)
                                                                                (Month/Year)   X  Form Filed By One Reporting Person
                                                                                              ---
                                                                                              ___ Form Filed By More Than One
                                                                                                  Reporting Person
 North Bay Village   Florida      33141
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     (City)          (State)      (Zip)
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                         Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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 1.  Title of Security   2. Transaction    3. Transaction   4.  Securities Acquired   5.  Amount of   8. Ownership    7. Nature of
     (Instr. 3)             Date              Code              (A) or Disposed           Securities     Form:           Indirect
                                              (Instr. 8)        of (D)                    Beneficially   Direct (D)      Beneficial
                            (Month/Day/Year)                    (Instr. 3, 4 and 5)       Owned at End   or Indirect     Ownership
                                                                                          of Month       (I)             (Instr. 4)
                                                                                          (Instr. 3      (Instr. 4)
                                                                                          and 4)

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                                               Code    V      Amount        (A) or  Price
                                                                            (D)
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 Common Stock                06/04/02           S      -    10,000 shares    D      $.54                      D
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 Common Stock                06/05/02           S            5,000 shares    D      $.55
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
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
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
 Common Stock                06/05/02           S            2,500 shares      D     $.54
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 Common Stock                06/05/02           S            2,500 shares      D     $.52     12,141,345       D
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 Common Stock                                                                                 239,671 shares   I     held by spouse
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)
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FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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1. Title   2. Conver-  3. Trans-  4. Trans-  5. Number     6.  Date       7. Title      8. Price   9. Number  10. Owner- 11. Nature
   of         sion or     action     action     of Deriv-      Exerci-       and           of         of          ship       of In-
   Deriva-    Exercise    Date       Code       ative          sable and     Amount        Deriv-     Deriva-     Form       direct
   tive       Price of    (Month/    (Instr.    Securities     Expiration    of            ative      tive        of         Bene-
   Secu-      Deriva-     Day/       8)         Acquired       Date          Underlying    Security   Securi-     Deriv-     ficial
   rity       tive        Year)                 (A) or         (Month/       Securities    (Instr.    ties        ative      Owner-
   (Instr.    Security                          Disposed       Day/Year)     (Instr.       5)         Benefi-     Secu-      ship
   3)                                           of (D)                       3 and 4)                 cially      rity:      (Instr.
                                                (Instr. 3,                                            Owned at    Direct     4)
                                                4 and 5)                                              End of      (D) or
                                                                                                      Month       Indirect
                                                                                                      (Instr.     (I)
                                                                                                      4)          (Instr.
                                                                                                                  4)
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
                                   Code   V     (A)    (D)   Date     Expir- Title  Amount
                                                             Exerci-  ation           or
                                                             sable    Date          Number
                                                                                      of
                                                                                    Shares
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Series C      $4.20                                                                                    36,855.92    D/I       Held
Convertible                                                                                            shares                 with
Preferred                                                                                                                     spouse
Stock
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Options       $0.75      06/01/02      P             A      05/29/02  05/29/12   Common  125,000       568,500        D
                                                                                 stock                 shares
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

Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

/s/ Marvin A. Sackner                                July 3, 2002
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**Signature of Reporting Person                      Date
    Marvin A. Sackner

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